EXCELSIOR TAX-EXEMPT FUNDS, INC.

FORM N-SAR

File No.  811-4101
Annual Period Ended 3/31/00


Exhibit Index

Sub-Item 77Q1(a):	Copies of any material amendments to the
registrant's charter or bylaws.


Sub-Item 77Q1(a):	Copies of any material amendments to the
registrant's charter or bylaws

(b)	Excelsior Tax-Exempt Funds, Inc. filed Articles
Supplementary to its Charter with the Maryland Department of Assessment and Taxation on May 19, 2000, classifying the following additional authorized but unissued and unclassified shares:

	Increased the total number of shares of capital stock which Excelsior Tax-Exempt shall have authority to issue from Fourteen Billion (14,000,000,000) to Twenty-Four
Billion (24,000,000,000) shares of Common Stock par value one mill ($0.001) per share, with an aggregate par value of Twenty-Four Million Dollars ($24,000,000).

	An additional One Billion (1,000,000,000) of Excelsior
Tax-Exempt Funds, Inc.'s authorized but unissued and unclassified shares as Class A Common Stock (with an aggregate par value of One Million Dollars ($1,000,000)).

	The information required by Sub-Item 77Q1(a) is incorporated by reference to Exhibit (a)(7) of Post-Effective Amendment No. 27 to Excelsior Tax-Exempt Funds, Inc. Registration Statement on
Form N-1A filed on May 26, 2000.



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